Zendesk Shareholder Letter Q4 2017 - 1 Shareholder Letter Q4 2017 February 6, 2018 Exhibit 99.2

**Mikkel Svane**
CEO



**Elena Gomez**
CFO



**Marc Cabi**
Strategy & IR

# $123.4M
**Q4 2017 Revenue**

# 39%
**Q4 Y/Y Revenue Growth**

# 119,000
**Paid Customer Accounts**

## INTRODUCTION

In 2017, we made great progress towards our goal of being a $1 billion revenue company in 2020. Through disciplined execution, we expanded our product line, increased our market penetration, and rapidly grew our business. We also delivered on our important strategic goals for the year: moving upmarket by landing larger deals with mid-market and enterprise companies, and becoming a multiproduct company with new revenue opportunities. With this performance, we delivered strong revenue growth, our highest-ever annual net cash from operating activities, and—for the first time in Zendesk's history—positive full-year free cash flow.

As we move into 2018, we are focused on further maturing our omnichannel offering and accelerating our push upmarket. We enter 2018 with a strong team enhanced by two new board members and a new head of worldwide sales, and a very high level of optimism about the sales opportunities our teams are pursuing to begin the year. Based on our results and momentum, we have gained additional confidence in our plan to reach our $1 billion 2020 revenue goal.

Zendesk Shareholder Letter Q4 2017 - 2

Our fourth quarter and full-year results highlight our upmarket progress. We added many new large businesses as customers, while expanding with many more existing enterprise customers during the quarter. We saw a significant increase in our metric tracking the percentage of Zendesk Support MRR coming from customers with 100 or more Support agents—ending 2017 at 38% compared to 34% a year earlier. Additionally, our portfolio of customer success stories expanded in both number and variety throughout 2017, showcasing our move into new use cases and our traction in key industry segments.

For the fourth quarter of 2017, we achieved revenue of $123.4 million, with an annual growth rate of 39%. For the full year, we ended 2017 with $430.5 million in revenue, with an annual growth rate of 38%. Looking forward to 2018, we project revenue to be in the range of $555 million to $565 million. Our operating results continue to keep us on track to deliver both year-over-year GAAP and non-GAAP operating margin improvement, and increased net cash from operating activities and free cash flow, consistent with the goals that we established in prior years.

**Fourth quarter and full fiscal year 2017 financial summary**
**(in thousands, except per share data)**

| | Three Months Ended December 31, | | Twelve Months Ended December 31, | |
|---|---|---|---|---|
| **GAAP Results** | **2017** | **2016** | **2017** | **2016** |
| Revenue | $ 123,426 | $ 88,623 | $ 430,492 | $ 311,999 |
| Gross profit | 88,468 | 63,041 | 303,070 | 218,099 |
| *Gross margin* | *71.7%* | *71.1%* | *70.4%* | *69.9%* |
| Operating loss | $ (28,523) | $ (25,130) | $ (114,643) | $ (104,326) |
| *Operating margin* | *-23.1%* | *-28.4%* | *-26.6%* | *-33.4%* |
| Net loss | $ (26,649) | $ (24,548) | $ (110,638) | $ (103,799) |
| Net loss per share | (0.26) | (0.26) | (1.11) | (1.11) |
| **Non-GAAP Results** | | | | |
| Non-GAAP gross profit | $ 91,998 | $ 66,273 | $ 317,623 | $ 230,710 |
| *Non-GAAP gross margin* | *74.5%* | *74.8%* | *73.8%* | *73.9%* |
| Non-GAAP operating loss | $ (2,411) | $ (4,394) | $ (17,108) | $ (21,076) |
| *Non-GAAP operating margin* | *-2.0%* | *-5.0%* | *-4.0%* | *-6.8%* |
| Non-GAAP net loss | $ (537) | $ (3,812) | $ (13,103) | $ (20,549) |
| Non-GAAP net loss per share | (0.01) | (0.04) | (0.13) | (0.22) |

Zendesk Shareholder Letter Q4 2017 - 3

Zendesk Shareholder Letter Q4 2017 - 4 2017 REVIEW One of Zendesk’s biggest strengths has always been the broad appeal of our products across industries and organizations of every size. In 2017, our prevalence grew to a point where we saw Zendesk increasingly at the center of customer experiences worldwide. For example, over the four days between Black Friday and Cyber Monday last November, our chat widget reached more than 400 million visitors collectively across our customers’ individual websites. Throughout 2017, we saw solid improvement in growth opportunities and operating fundamentals. Our mission to expand beyond customer service to address customer journeys and relationships more broadly was a key investment theme that generated positive results. On the product front, we focused on creating a more unified customer experience and simplifying the buying experience across our product family. As part of that process, we launched Chat Enterprise in August and Talk Enterprise in September, and brought greater consistency in feature set and scalability across all our products. Zendesk Support, Chat, Talk, and Guide can now be used together across a variety of use cases and degrees of complexity to deliver improved customer experiences. 119,000 Paid customer accounts 1.25 BILLION Support tickets solved in 2017 150,000 Public apps installed to date 640 Public apps on the App Marketplace 20,000 Customers with active web widgets 10,000 Apps using a mobile SDK 2,000 Employees worldwide 2017 by the num bers

Zendesk Shareholder Letter Q4 2017 - 5 2018 PRIORITIES As we move into 2018, our key priorities will revolve around two major themes: accelerating our upmarket business through larger deals and greater penetration with enterprise customers, and empowering our customers to provide the best omnichannel customer experiences possible. In addition, our product development efforts are focused on delivering innovation through new products and enhancements to existing products, including harnessing more data and machine learning opportunities. Focus on the Enterprise No longer the obsession of small, nimble startups alone, digital transformation initiatives are changing even the largest businesses. At the same time, enterprises are recognizing the critical importance of the customer experiences they deliver. We believe these trends and others are creating new opportunities for us to both attract more enterprise customers and build deeper relationships with our existing large customers. Enterprise During the second half of 2017, we observed acceleration in the primary metric we use to measure our upmarket progress (percentage of Support MRR from customers with 100 or more Support agents). We benefited from a growing level of productivity from the salespeople who joined Zendesk in the past year. In addition, we saw a strong general uptick in new opportunities worldwide, closing 2017 with a solid set of opportunities for new and expanded business across a growing family of products. Our increasing number of customer references across certain industries has contributed to our ability to repeat successes in those industries. We believe our progress in 2017 was further underscored by several industry analyst recognitions in the year. Gartner scored Zendesk the highest for its business to consumer (B2C) use case in its December 2017 Critical Capabilities for the CRM Customer Engagement Center report.* Earlier, we improved our position in Gartner’s May 2017 Magic Quadrant for the CRM Customer Engagement Center* (in which Zendesk is in the Leaders quadrant). We also improved our position in The Forrester Wave™: Customer Service Solutions For Midsize Teams, Q2 2017 (in which Zendesk is a Strong Performer). *Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

Zendesk Shareholder Letter Q4 2017 - 6 Mike joins Hilarie Koplow-McAdams, who was appointed to the board in September. Hilarie brings deep global enterprise software sales expertise to Zendesk, having formerly held executive leadership positions at New Relic, Salesforce, Intuit, and Oracle. Mike and Hilarie will be key product and sales resources for us as we move upmarket toward our $1 billion revenue goal. In addition, we announced the appointment of Norman Gennaro as senior vice president of worldwide sales in December. Norman brings more than 25 years of business and technology experience leading and growing global teams of sales professionals. Most recently, he helped to build the mid-market segment for North America into a multibillion-dollar business for Amazon Web Services, and prior to that, he spent 16 years in enterprise sales with Oracle. Norman will partner with Jeff Titterton, who joined us as senior vice president of marketing earlier in 2017. Our new sales and marketing leadership is building experienced teams that can meet the demands of our growing global business. These two teams are working in concert on our many go-to-market activities worldwide, including customer and prospect events. Our new 2018 events strategy includes more than ten major Zendesk-produced events in our most significant regions around the globe. These events are designed to help generate and accelerate our pipeline of new and expansion business with their focus on Zendesk products and customer experience best practices. In 2018, we plan to expand our investments globally to build a broader partner and channel ecosystem to support our upmarket activities. While we continue to pride ourselves on our products’ ease of use and implementation, we also recognize that our largest enterprise customers frequently require the expertise of systems integrators and partners. Our regional partnerships demonstrated the potential value and impact of such alliances, and we expect to expand the number and scope of these partnerships over this year. Our largest customers value our ability to scale with them to serve their growing demands. To that end, Zendesk continues to make reliability and scalability top priorities. Our customers view Zendesk as a critical piece of their businesses and rely on Zendesk products to achieve successful outcomes. In 2017, we began to migrate our data center investments to cloud infrastructure to enable greater reliability, flexibility, and scale. In early 2018, we will finalize our transition plans to cloud infrastructure and develop a plan for customer migration, which is likely to take several quarters. Mike Frandsen, Board Member Our product family enables large companies to transform their customer experiences. In 2018, we are focused on building out even more sophisticated product capabilities that our largest customers will expect as they adapt to these new trends. To help guide our teams as we continue to move upmarket, we put an emphasis in the second half of 2017 on filling key roles with leaders who have experience working with larger companies. Two of these key additions were for our board of directors—most recently, the appointment of Mike Frandsen in November. Mike brings more than three decades of valuable enterprise product development experience with companies like DemandTec and PeopleSoft. He is currently executive director of products at Workday.

Zendesk Shareholder Letter Q4 2017 - 7 Focus on Omnichannel The rise of new communication channels and ubiquitous access to information has made customer journeys increasingly complex. Customers have individual channel preferences, and they want to be recognized across any and all channels they choose. As more power and control shifts from companies to consumers, organizations are recognizing the critical importance of their customer experiences and are searching for solutions to improve their customer interactions. We believe that we are well positioned to help companies deliver the omnichannel experiences their customers expect today. The Zendesk product family is purpose-built to unify disparate channels and departments and to simplify the process of providing great customer service, whether that is through self-service, a phone call, live chat, messaging, or a simple email. In 2017, we put an emphasis on rolling out features that would bring the rest of our products in-line with the scope and scalability of our Support product, including launching Enterprise versions of Chat and Talk. All of that foundational work last year paved the way for our 2018 focus on omnichannel, and our product organization is now well positioned for a unified omnichannel offering. Throughout 2018, we will continue to implement new features for our core products, including an Enterprise version of Guide in the first half of this year. This and other ongoing improvements to all our products ensure that we are always delivering the best capabilities to our customers through a robust omnichannel solution that can scale to meet the needs of even our largest customers.

Zendesk Shareholder Letter Q4 2017 - 8 Focus on Innovation While we added many new products to our family in 2017, our development efforts in 2018 are focused both on continuing new product development and delivering enhancements for our existing products. An example of this strategy is Answer Bot, our first machine learning product to directly monetize our data assets. A paid add-on to our Guide product, Answer Bot continues to gain traction within our customer base, and we have rolled out new features to enhance the customer experience. In January, we launched Answer Bot for Web Forms, allowing it to work in more customer touchpoints and handle more requests. Answer Bot increases self-service efficiency by responding to customers’ questions with relevant knowledge base articles. In addition, Answer Bot is now available in both Spanish and Portuguese. We expect to add additional channels and languages this year. Meanwhile, we are continuing our development of two new products—currently in early access programs—that we believe will deliver greater innovation for our customers and expand our market opportunities in the longer term. The Outbound technology we acquired last year has been folded into our development efforts for Zendesk Connect, a product that we believe will open more opportunities for us to address the customer experience beyond traditional customer service. Connect will initially offer new customer segmentation opportunities and customer activity history for our Support customers as well as power proactive campaigns across web, email, and mobile channels. Zendesk Explore also continues to progress. This new customer analytics product will supplement our current Insights and Benchmark capabilities— both of which we plan to expand while Explore is in development. Explore’s modern architecture will give our customers better decision-making power by combining Zendesk data with external data sources for a broader, more integrated picture of the entire customer data set. Answer Bot The good kind of know-it-all

Zendesk Shareholder Letter Q4 2017 - 9 CUSTOMERS Increasingly, companies are turning to Zendesk when seeking a flexible solution for digital transformation projects centered on improving the customer experience. Large enterprises—and even more traditional mid-sized companies— often are challenged by legacy processes, infrastructure, and systems that don’t provide enough agility for large-scale change. With our ease of integration and quick deployment times, we are seeing many such companies start down the path to digital transformation using Zendesk. Among the customers to join us or expand with us recently include: amaysim - an Australian provider of mobile, broadband, and energy services as well as devices Chime - an online bank focused on automatic savings Circles.Life - a digital telecommunications operator in Singapore Conrad Electronic SE - a European online retailer of electronic products Etsy - an online retail marketplace for sellers of creative goods FINALCAD - mobile apps and predictive analytics for construction GoFundMe - a social fundraising platform with 50 million donors JD Sports Fashion - a U.K. retailer of branded trainer and sports fashion Nexway - solutions for online sales and digital distribution ProctorU - online proctoring and identity management solutions Rappi - a Mexico City-based ecommerce company active in Mexico, Brazil, and Colombia Ryanair - a leading European airline serving 33 countries in Europe, Africa, and the Middle East Soothe - a global, on-demand massage service available in 50 cities Stride Health - a service to connect individual workers with health insurance plans Tile - devices and technologies to help locate missing things UncommonGoods - an online retailer of unique gifts by independent makers

Zendesk Shareholder Letter Q4 2017 - 10 OPERATING METRICS A key metric we use to gauge our penetration within larger organizations is represented by the percentage of Support MRR generated by customers with 100 or more Support agents. That percentage grew to 38% at the end of the fourth quarter of 2017, compared to 37% at the end of the third quarter of 2017 and 34% at the end of the fourth quarter of 2016. While we expect this metric to grow gradually, we see these increases in the second half of 2017 as evidence of improving upmarket momentum. As a proxy of our success with upmarket opportunities, we measure our number of contracts signed with an annual value of $50,000 or greater. In the fourth quarter of 2017, the number of these contracts we closed was over 25% greater than in the fourth quarter of 2016. However, we saw a decrease in the average size of these transactions as compared to the same period last year. Our dollar-based net expansion rate, which we use to quantify our annual expansion within existing customers, increased by one percentage point to end the fourth quarter at 119%, compared to 118% at the end of the third quarter of 2017. Our dollar-based net expansion rate was 115% at the end of the fourth quarter of 2016. Consistent with expectations in prior quarters, we expect our dollar-based net expansion rate to remain in the 110% - 120% range over the next several quarters. % of total quarter-ending Support MRR from paid customer accounts with 100+ Support agents 38%100+ Agents Q4 2017

Zendesk Shareholder Letter Q4 2017 - 11 CORPORATE SOCIAL RESPONSIBILITY (CSR) Our commitment to social responsibility is unwavering as we enter 2018. One of our 2017 projects involved seeking evidence of what we believed to be true: that CSR activity and employee volunteering have a positive downstream impact on a business’s customer experience and satisfaction. To that end, our CSR team commissioned a study from Drexel University to help substantiate whether and how CSR activities influence how customer- facing employees at Zendesk interact with customers and how those interactions affect customer satisfaction. The main takeaways from the research include: • Customer support agents who volunteered at least once every two months were more than three times more likely to be rated among the top third in the company for empathy. • CSR can drive customer satisfaction by stimulating helping behaviors among Zendesk’s customer support agents. Helping behaviors are important because the more an advocate seeks help from others at the company, the higher their CSAT scores. The Zendesk Neighbor Foundation issued $2.1 million in grants in 2017 to its nonprofit partners across the globe. Meanwhile, Zendesk employees invested more than 9,500 engagement hours in their communities around the world. Zendesk’s CSR team also sponsored 28 pro bono customer accounts for a total of $596,000 worth of donated product.

Zendesk Shareholder Letter Q4 2017 - 12 FINANCIAL MEASURES AND CASH FLOW We made solid progress on operating fundamentals in 2017. Our strong revenue growth and continued focus on improving operating margins have been a key focus of management. In 2017, we achieved GAAP and non-GAAP operating margin expansion based on continued improvements across all our cost categories, despite the impact on our gross margin incurred by our recent decision to move our infrastructure operations to cloud infrastructure from our current co-located data centers. Our focus in 2018 and beyond is to continue to deliver high revenue growth and further scale our business as measured by expanding GAAP and non-GAAP operating margins. Our revenue growth and improvements in margins also helped drive positive results in net cash from operating activities and results for free cash flow. In 2017, we achieved positive net cash from operating activties and free cash flow in each quarter and for the year. Fourth Quarter Results Our fourth quarter and full-year 2017 results below are based on the revenue recognition standard ASC 605. Our guidance for 2018 will be based on the new revenue recognition standard ASC 606, as discussed further in that section. Revenue was $123.4 million for the fourth quarter of 2017, up 39% year-over- year compared to $88.6 million in the fourth quarter of 2016. GAAP gross margin increased quarter over quarter to 71.7% in the fourth quarter of 2017, from 70.1% in the third quarter of 2017. GAAP gross margin in the fourth quarter of 2016 was 71.1%. Non-GAAP gross margin increased quarter over quarter to 74.5% in the fourth quarter of 2017 compared to 73.5% in the third quarter of 2017. Non-GAAP gross margin in the fourth quarter of 2016 was 74.8%. Both GAAP and non-GAAP gross margin continues to be impacted by our dual infrastructure deployments. GAAP operating loss for the fourth quarter of 2017 was $28.5 million compared to GAAP operating loss for the third quarter of 2017 of $28.4 million. GAAP operating loss for the fourth quarter of 2016 was $25.1 million. Non-GAAP operating loss for the fourth quarter of 2017 was $2.4 million, compared to non-GAAP operating loss for the third quarter of 2017 of $3.3 million. Non-GAAP operating loss for the fourth quarter of 2016 was $4.4 million. GAAP operating margin improvement is attributed to overall sales force productivity gains and G&A operational scaling. GAAP operating margin for the fourth quarter of 2017 improved to -23.1% from -25.2% in the third quarter of 2017. GAAP operating margin was -28.4% in the fourth quarter of 2016. Non-GAAP operating margin improved to -2.0% in the fourth quarter of 2017 from -2.9% in the third quarter of 2017. Non-GAAP operating margin was -5.0% in the fourth quarter of 2016. GAAP net loss for the fourth quarter of 2017 was $26.6 million or $0.26 per share compared to GAAP net loss of $27.7 million or $0.28 per share for the third quarter of 2017. GAAP net loss was $24.5 million or $0.26 per share for the fourth quarter of 2016. Non-GAAP net loss for the fourth quarter of 2017 was $0.5 million or $0.01 per share compared to non-GAAP net loss of $2.5 million or $0.02 per share for the third quarter of 2017. Non-GAAP net loss was $3.8 million or $0.04 per share for the fourth quarter of 2016. Weighted average shares used to compute both GAAP and non-GAAP net loss per share for the fourth quarter of 2017 was 102.0 million. Non-GAAP results for the fourth quarter of 2017 exclude $24.7 million in share-based compensation and related expenses (including $2.0 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compensation capitalized in internal-use software), $0.7 million of amortization of purchased intangibles, and $0.7 million of acquisition-related expenses. Non-GAAP results for the third quarter of 2017 exclude $23.7 million in share-based compensation and related expenses (including $0.7 million of employer tax related to

Zendesk Shareholder Letter Q4 2017 - 13 Full-Year 2017 Results Revenue was $430.5 million for the full year of 2017, up 38% year-over-year compared to $312.0 million for 2016. GAAP gross margin increased to 70.4% in 2017 compared to 69.9% in 2016. Non-GAAP gross margin decreased slightly to 73.8% in 2017 compared to 73.9% in 2016. As mentioned above, our gross margins in 2017 were negatively impacted by the migration of our infrastructure operations to cloud infrastructure from our current co-located data centers. GAAP operating loss for 2017 was $114.6 million compared to GAAP operating loss for 2016 of $104.3 million. Non-GAAP operating loss for 2017 was $17.1 million, compared to non-GAAP operating loss for 2016 of $21.1 million. GAAP operating margin in 2017 improved to -26.6% from -33.4% in 2016. Non-GAAP operating margin improved to -4.0% in 2017 from -6.8% in 2016. GAAP net loss in 2017 was $110.6 million or $1.11 per share compared to GAAP net loss of $103.8 million or $1.11 per share for 2016. Non-GAAP net loss in 2017 was $13.1 million or $0.13 per share compared to non-GAAP net loss of $20.5 million or $0.22 per share in 2016. Weighted average shares used to compute both GAAP and non-GAAP net loss per share for 2017 was 99.9 million. Non-GAAP results for 2017 exclude $91.6 million in share-based compensation and related expenses (including $4.8 million of employer tax related to employee stock transactions and $1.8 million of amortization of share- based compensation capitalized in internal- use software), $3.7 million of amortization of purchased intangibles, and $2.2 million of acquisition-related expenses. Non-GAAP results for 2016 exclude $79.5 million in share- based compensation and related expenses (including $3.9 million of employer tax related to employee stock transactions and $1.8 million of amortization of share-based compensation capitalized in internal-use software), and $3.8 million of amortization of purchased intangibles. For the full year of 2017, net cash from operating activities was $42.1 million, and we achieved positive free cash flow of $18.2 million. employee stock transactions and $0.5 million of amortization of share-based compensation capitalized in internal-use software), $1.0 million of amortization of purchased intangibles, and $0.5 million in acquisition-related expenses. Non-GAAP results for the fourth quarter of 2016 exclude $19.8 million in share-based compensation and related expenses (including $1.8 million of employer tax related to employee stock transactions and $0.6 million of amortization of share-based compensation capitalized in internal-use software), and $0.9 million of amortization of purchased intangibles. During the fourth quarter of 2017, net cash from operating activities was $17.4 million, and we achieved positive free cash flow of $12.0 million. We ended the fourth quarter of 2017 with $109.4 million of cash and equivalents, and we had an additional $137.6 million of short-term marketable securities and $97.4 million of long-term marketable securities.

Zendesk Shareholder Letter Q4 2017 - 14 GUIDANCE Our guidance for 2018 is based on the new revenue recognition standard ASC 606. The new standard has a minimal impact on our revenue recognition, however the requirement to defer sales commissions under the new standard results in a benefit to our operating margins. The new standard does not impact net cash from operating activities or free cash flow. For comparability, we have provided restated historical financial statements under the new standard for the full year of 2016 and the full year and quarters of 2017 on our investor relations website. For the first quarter of 2018, we expect revenue to range between $125.0 and $127.0 million and we expect our GAAP operating loss to range between $33.0 and $35.0 million. We expect our non-GAAP operating loss for the first quarter of 2018 to range between $3.0 and $5.0 million. Our GAAP operating loss for the first quarter of 2018 is estimated to include share- based compensation and related expenses of approximately $28.7 million, amortization of purchased intangibles of approximately $0.7 million, and acquisition-related expenses of $0.6 million. For the full year of 2018, we expect revenue to range between $555.0 and $565.0 million, representing growth between 29% and 31% year-over- year. We expect our GAAP operating loss for the full year of 2018 to range between $113.0 and $118.0 million, and we expect our non-GAAP operating income to range between $0.0 (breakeven) and $5.0 million. Our GAAP operating loss for the full year of 2018 is estimated to include share-based compensation and related expenses of approximately $112.8 million, amortization of purchased intangibles of approximately $2.7 million, and acquisition-related expenses of $2.5 million. Our full-year guidance reflects our confidence in maintaining a high growth rate in 2018. We note, however, that several factors affect our revenue recognition primarily in the first half of the year, as evidenced by our first quarter 2018 guidance. The first half of the year tends to be more heavily weighted toward our transactional business, whereas we see more enterprise deals close in the second half of the year. Our first quarter revenue guidance reflects this seasonal trend. As part of our infrastructure migration, we will continue to incur expenses for both Amazon Web Services and our co-located data centers while we host customers in both environments during the transition period. We expect to incur up to approximately 100 basis points of additional depreciation and related costs in each period while the migration continues. We expect to finalize our migration plan in the first quarter and will disclose information about the schedule of expense recognition on our first quarter earnings call. We expect net cash from operating activities to be positive for the full year of 2018, and for the first time, we are introducing annual guidance on free cash flow. For the full year of 2018, we expect free cash flow between $25 million and $30 million, representing a year over year growth of 51% at the midpoint. This target regarding free cash flow includes cash used for purchases of property and equipment and internal-use software development costs. We have not reconciled free cash flow guidance to net cash from operating activities for this future period because we do not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the period is not available without unreasonable effort. Finally, we estimate we will have approximately 103.8 million weighted average shares outstanding for the first quarter of 2018 and 106.2 million weighted average shares outstanding for the full year of 2018, each based only on current shares outstanding and anticipated activity associated with equity incentive plans.

Zendesk Shareholder Letter Q4 2017 - 15 Condensed consolidated statements of operations (In thousands, except per share data; unaudited) Three Months Ended December 31, Year Ended December 31, 2017 2016 2017 2016 Revenue $123,426 $88,623 $430,492 $311,999 Cost of revenue 34,958 25,582 127,422 93,900 Gross profit 88,468 63,041 303,070 218,099 Operating expenses: Research and development 30,779 24,383 115,291 91,067 Sales and marketing 64,035 47,566 220,742 166,987 General and administrative 22,177 16,222 81,680 64,371 Total operating expenses 116,991 88,171 417,713 322,425 Operating loss (28,523) (25,130) (114,643) (104,326) Other income, net 1,142 775 2,487 1,520 Loss before provision for (benefit from) income taxes (27,381) (24,355) (112,156) (102,806) Provision for (benefit from) income taxes (732) 193 (1,518) 993 Net loss $(26,649) $(24,548) $(110,638) $(103,799) Net loss per share, basic and diluted $(0.26) $(0.26) $(1.11) $(1.11) Weighted-average shares used to compute net loss per share, basic and diluted 102,044 95,793 99,918 93,161

Zendesk Shareholder Letter Q4 2017 - 16 Condensed consolidated balance sheets (In thousands, except par value; unaudited) December 31, 2017 December 31, 2016 Assets Current assets: Cash and cash equivalents $109,370 $93,677 Marketable securities 137,576 131,190 Accounts receivable, net of allowance for doubtful accounts of $1,252 and $1,269 as of December 31, 2017 and December 31, 2016, respectively 57,096 37,343 Prepaid expenses and other current assets 24,165 17,608 Total current assets 328,207 279,818 Marketable securities, noncurrent 97,447 75,168 Property and equipment, net 59,157 62,731 Goodwill and intangible assets, net 67,034 53,296 Other assets 8,359 4,272 Total assets $560,204 $475,285 Liabilities and stockholders’ equity Current liabilities: Accounts payable $5,307 $4,555 Accrued liabilities 21,876 19,106 Accrued compensation and related benefits 29,017 20,281 Deferred revenue 174,524 123,276 Total current liabilities 230,724 167,218 Deferred revenue, noncurrent 1,213 1,257 Other liabilities 6,626 7,382 Total liabilities 238,563 175,857     Stockholders’ equity: Preferred stock, par value $0.01 per share — — Common stock, par value $0.01 per share 1,031 971 Additional paid-in capital 753,568 624,026 Accumulated other comprehensive loss (2,372) (5,197) Accumulated deficit (430,586) (319,720) Treasury stock, at cost — (652) Total stockholders’ equity 321,641 299,428 Total liabilities and stockholders’ equity $560,204 $475,285

Zendesk Shareholder Letter Q4 2017 - 17 Condensed consolidated statements of cash flows (In thousands; unaudited) Three Months Ended December 31, Year Ended December 31, 2017 2016 2017 2016 Cash flows from operating activities Net loss $(26,649) $(24,548) $(110,638) $(103,799) Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and amortization 7,668 7,506 31,931 27,506 Share-based compensation 22,244 17,444 85,049 73,779 Excess tax benefit from share-based award acvitity — (204) — (337) Other 222 1,884 603 3,106 Changes in operating assets and liabilities: Accounts receivable (6,162) (26) (21,201) (11,808) Prepaid expenses and other current assets 54 1,115 (5,055) (6,286) Other assets and liabilities (442) (2,058) (5,955) (3,887) Accounts payable (5,398) (1,266) 1,839 (3,486) Accrued liabilities 76 2,616 6,919 5,261 Accrued compensation and related benefits 5,896 5,243 7,399 6,055 Deferred revenue 19,847 12,822 51,204 38,418 Net cash provided by operating activities 17,356 20,528 42,095 24,522 Cash flows from investing activities Purchases of property and equipment (3,062) (8,153) (16,396) (20,647) Internal-use software development costs (2,284) (1,997) (7,521) (6,310) Purchases of marketable securities (42,030) (32,408) (177,309) (249,048) Proceeds from maturities of marketable securities 27,775 15,719 116,735 39,690 Proceeds from sale of marketable securities 2,946 14,707 31,090 53,951 Cash paid for acquisition of Outbound, net of cash acquired — — (16,470) — Net cash used in investing activities (16,655) (12,132) (69,871) (182,364) Cash flows from financing activities Proceeds from exercise of employee stock options 13,332 5,526 31,882 25,412 Proceeds from employee stock purchase plan 3,268 2,300 14,248 11,004 Taxes paid related to net share settlement of share-based awards (574) (177) (2,989) (803) Excess tax benefit from share-based award acvitity — 204 — 337 Principal payments on debt — — — (323) Net cash provided by financing activities 16,026 7,853 43,141 35,627 Effect of exchange rate changes on cash and cash equivalents 40 (161) 328 (334) Net increase (decrease) in cash and cash equivalents 16,767 16,088 15,693 (122,549) Cash and cash equivalents at beginning of period 92,603 77,589 93,677 216,226 Cash and cash equivalents at end of period $109,370 $93,677 $109,370 $93,677

## Non-GAAP results

(In thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

| | Three Months Ended December 31, | | Year Ended December 31, | |
|---|---|---|---|---|
| | 2017 | 2016 | 2017 | 2016 |
| **Reconciliation of gross profit and gross margin** | | | | |
| GAAP gross profit | $88,468 | $63,041 | $303,070 | $218,099 |
| Plus: Share-based compensation | 2,372 | 1,691 | 9,040 | 7,045 |
| Plus: Employer tax related to employee stock transactions | 129 | 106 | 530 | 383 |
| Plus: Amortization of purchased intangibles | 612 | 837 | 3,209 | 3,362 |
| Plus: Amortization of share-based compensation capitalized in internal-use software | 417 | 598 | 1,774 | 1,821 |
| Non-GAAP gross profit | $91,998 | $66,273 | $317,623 | $230,710 |
| GAAP gross margin | 72% | 71% | 70% | 70% |
| Non-GAAP adjustments | 3% | 4% | 4% | 4% |
| Non-GAAP gross margin | 75% | 75% | 74% | 74% |
| **Reconciliation of operating expenses** | | | | |
| GAAP research and development | $30,779 | $24,383 | $115,291 | $91,067 |
| Less: Share-based compensation | (7,697) | (6,535) | (29,970) | (27,083) |
| Less: Employer tax related to employee stock transactions | (816) | (756) | (1,971) | (1,559) |
| Less: Acquisition-related expenses | (406) | — | (843) | — |
| Non-GAAP research and development | $21,860 | $17,092 | $82,507 | $62,425 |
| GAAP research and development as percentage of revenue | 25% | 28% | 27% | 29% |
| Non-GAAP research and development as percentage of revenue | 18% | 19% | 19% | 20% |
| GAAP sales and marketing | $64,035 | $47,566 | $220,742 | $166,987 |
| Less: Share-based compensation | (6,414) | (5,263) | (24,776) | (23,043) |
| Less: Employer tax related to employee stock transactions | (356) | (768) | (1,164) | (1,342) |
| Less: Amortization of purchased intangibles | (135) | (104) | (495) | (418) |
| Less: Acquisition-related expenses | (281) | — | (750) | — |
| Non-GAAP sales and marketing | $56,849 | $41,431 | $193,557 | $142,184 |
| GAAP sales and marketing as percentage of revenue | 52% | 54% | 51% | 54% |
| Non-GAAP sales and marketing as percentage of revenue | 46% | 47% | 45% | 46% |

Zendesk Shareholder Letter Q4 2017 - 18

(continued...)

## Non-GAAP results

(In thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

| | Three Months Ended December 31, | | Year Ended December 31, | |
|---|---|---|---|---|
| | 2017 | 2016 | 2017 | 2016 |
| GAAP general and administrative | $22,177 | $16,222 | $81,680 | $64,371 |
| Less: Share-based compensation | (5,761) | (3,955) | (21,263) | (16,608) |
| Less: Employer tax related to employee stock transactions | (671) | (123) | (1,184) | (586) |
| Less: Acquisition-related expenses | (45) | — | (566) | — |
| Non-GAAP general and administrative | $15,700 | $12,144 | $58,667 | $47,177 |
| GAAP general and administrative as percentage of revenue | 18% | 18% | 19% | 21% |
| Non-GAAP general and administrative as percentage of revenue | 13% | 14% | 14% | 15% |
| | | | | |
| **Reconciliation of operating loss and operating margin** | | | | |
| GAAP operating loss | $(28,523) | $(25,130) | $(114,643) | $(104,326) |
| Plus: Share-based compensation | 22,244 | 17,444 | 85,049 | 73,779 |
| Plus: Employer tax related to employee stock transactions | 1,972 | 1,753 | 4,849 | 3,870 |
| Plus: Amortization of purchased intangibles | 747 | 941 | 3,704 | 3,780 |
| Plus: Acquistion-related expenses | 732 | — | 2,159 | — |
| Plus: Amortization of share-based compensation capitalized in internal-use software | 417 | 598 | 1,774 | 1,821 |
| Non-GAAP operating loss | $(2,411) | $(4,394) | $(17,108) | $(21,076) |
| GAAP operating margin | (23)% | (28)% | (27)% | (33)% |
| Non-GAAP adjustment | 21% | 23% | 23% | 26% |
| Non-GAAP operating margin | (2)% | (5)% | (4)% | (7)% |
| | | | | |
| **Reconciliation of net loss** | | | | |
| GAAP net loss | $(26,649) | $(24,548) | $(110,638) | $(103,799) |
| Plus: Share-based compensation | 22,244 | 17,444 | 85,049 | 73,779 |
| Plus: Employer tax related to employee stock transactions | 1,972 | 1,753 | 4,849 | 3,870 |
| Plus: Amortization of purchased intangibles | 747 | 941 | 3,704 | 3,780 |
| Plus: Acquistion-related expenses | 732 | — | 2,159 | — |
| Plus: Amortization of share-based compensation capitalized in internal-use software | 417 | 598 | 1,774 | 1,821 |
| Non-GAAP net loss | $(537) | $(3,812) | $(13,103) | $(20,549) |

Zendesk Shareholder Letter Q4 2017 - 19

Zendesk Shareholder Letter Q4 2017 - 20 Three Months Ended December 31, Year Ended December 31, 2017 2016 2017 2016 Reconciliation of net loss per share, basic and diluted GAAP net loss per share, basic and diluted $(0.26) $(0.26) $(1.11) $(1.11) Non-GAAP adjustments to net loss 0.25 0.22 0.98 0.89 Non-GAAP net loss per share, basic and diluted $(0.01) $(0.04) $(0.13) $(0.22) Weighted-average shares used to compute net loss per share, basic and diluted 102,044 95,793 99,918 93,161 Computation of free cash flow Net cash provided by operating activities $17,356 $20,528 $42,095 $24,522 Less: purchases of property and equipment (3,062) (8,153) (16,396) (20,647) Less: internal-use software development costs (2,284) (1,997) (7,521) (6,310) Free cash flow $12,010 $10,378 $18,178 $(2,435) (continued...) Non-GAAP results (In thousands, except per share data) The following table shows Zendesk’s GAAP results reconciled to non-GAAP results included in this letter.

Zendesk Shareholder Letter Q4 2017 - 21 About Zendesk Zendesk builds software for better customer relationships. It empowers organizations to im- prove customer engagement and better understand their customers. Approximately 119,000 paid customer accounts in over 160 countries and territories use Zendesk products. Based in San Francisco, Zendesk has operations in the United States, Europe, Asia, Australia, and South America. Learn more at www.zendesk.com. Forward-Looking Statements This press release contains forward-looking statements, including, among other things, statements regarding Zendesk’s future financial performance, its continued investment to grow its business, and progress towards its long-term financial objectives. The words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectation or intent regarding Zendesk’s financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk’s actual results, performance, or achievements to differ materially, including (i) adverse changes in general economic or market conditions; (ii) Zendesk’s ability to adapt its products to chang- ing market dynamics and customer preferences or achieve increased market acceptance of its products; (iii) Zendesk’s expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (iv) Zendesk’s limited operating history, which makes it difficult to evaluate its prospects and future operating results; (v) the market in which Zendesk oper- ates is intensely competitive, and Zendesk may not compete effectively; (vi) the development of the market for software as a service business software applications; (vii) Zendesk’s ability to introduce and market new products and to support its products on a shared services platform; (viii) Zendesk’s ability to integrate acquired businesses and technologies success- fully or achieve the expected benefits of such acquisitions; (ix) Zendesk’s ability to effectively manage its growth and organizational change; (x) breaches in Zendesk’s security measures or unauthorized access to its customers’ data; (xi) service interruptions or performance prob- lems associated with Zendesk’s technology and infrastructure; (xii) real or perceived errors, failures, or bugs in its products; (xiii) Zendesk’s substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; and (xiv) Zendesk’s ability to effectively expand its sales capabilities. The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2017. Forward-looking statements represent Zendesk’s management’s beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unantici- pated events, except as required by law. About Non-GAAP Financial Measures To provide investors and others with additional information regarding Zendesk’s results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating loss and operating margin, non-GAAP net loss, non-GAAP net loss per share, basic and diluted, and free cash flow. Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable: Share-based Compensation and Amortization of Share-based Compensation Capitalized in Internal-use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period. Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk’s control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational perfor- mance in any particular period. Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity’s developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period. Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transac- tion costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in internal-use software, as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses. Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, less purchases of property and equipment and internal-use software development costs. Zendesk uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that informa- tion regarding free cash flow provides investors with an important perspective on the cash available to fund ongoing operations. Zendesk has not reconciled free cash flow guidance to net cash from operating activities for the year ending December 31, 2018 because Zendesk does not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the year ending December 31, 2018 is not available without unreasonable effort. Zendesk’s disclosures regarding its expectations for its non-GAAP operating margin include adjustments to its expectations for its GAAP operating margin that exclude the expected share-based compensation and related expenses, amortization of purchased intangibles, and acquisition-related expenses excluded from its expectations for non-GAAP operating loss as compared to its expectation for GAAP operating loss for the same period.

Zendesk Shareholder Letter Q4 2017 - 22 Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin for future periods beyond the current fiscal year because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP operating margin and, accordingly, a reconcili- ation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort. Zendesk’s disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based com- pensation and related expenses in Zendesk’s cost of revenue and amortization of purchased intangibles related to developed technology. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk’s platform infrastructure and customer experience organization. Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the rec- onciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort. Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide inves- tors with an additional tool to evaluate Zendesk’s operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk’s operating results and future prospects in the same manner as management. Zendesk’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and relat- ed expenses, amortization of purchased intangibles, and acquisition-related expenses, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk’s business and for planning and forecasting in subsequent periods. When Ze- ndesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP fi- nancial measure. When Zendesk uses such a non-GAAP financial measure in a forward-look- ing manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreason- able effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above. About Operating Metrics Zendesk reviews a number of operating metrics to evaluate its business, measure per- formance, identify trends, formulate business plans, and make strategic decisions. These include the number of paid customer accounts on Zendesk Support, Zendesk Chat, and its other products, dollar-based net expansion rate, monthly recurring revenue represented by its churned customers, and the percentage of its monthly recurring revenue from Support originating from customers with 100 or more agents on Support. Zendesk defines the number of paid customer accounts at the end of any particular period as the sum of (i) the number of accounts on Support, exclusive of its legacy Starter plan, free trials, or other free services, (ii) the number of accounts using Chat, exclusive of free trials or other free services, and (iii) the number of accounts on all of its other products, exclusive of free trials and other free services, each as of the end of the period and as identified by a unique account identifier. Use of Support, Chat, and Zendesk’s other products requires separate subscriptions and each of these accounts are treated as a separate paid custom- er account. Existing customers may also expand their utilization of Zendesk’s products by adding new accounts and a single consolidated organization or customer may have multiple accounts across each of Zendesk’s products to service separate subsidiaries, divisions, or work processes. Each of these accounts is also treated as a separate paid customer account. Zendesk’s dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents asso- ciated with a paid customer account, upgrades in subscription plans, and the purchase of additional products as offset by churn, contraction in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk’s dollar-based net expansion rate is based upon monthly recurring revenue for a set of paid customer accounts on its products. Monthly recurring revenue for a paid customer account is a legal and con- tractual determination made by assessing the contractual terms of each paid customer ac- count, as of the date of determination, as to the revenue Zendesk expects to generate in the next monthly period for that paid customer account, assuming no changes to the subscrip- tion and without taking into account any one-time discounts or any platform usage above the subscription base, if any, that may be applicable to such subscription. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other GAAP financial measure over any period. It is forward-looking and contractually derived as of the date of determination. Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk’s base revenue. Zendesk defines its base revenue as the aggregate monthly recurring revenue across its products for customers with paid customer accounts on Support or Chat as of the date one year prior to the date of calcula- tion. Zendesk defines the retained revenue net of contraction and churn as the aggregate monthly recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured. The dollar-based net expansion rate is also adjusted to eliminate the effect of certain activities that Zendesk identifies involving the transfer of agents between paid customer accounts, consolidation of customer accounts, or the split of a single paid customer account into multiple paid customer accounts. In addition, the dollar-based net expansion rate is adjusted to include paid cus- tomer accounts in the customer base used to determine retained revenue net of contraction and churn that share common corporate information with customers in the customer base that are used to determine the base revenue. Giving effect to this consolidation results in Zendesk’s dollar-based net expansion rate being calculated across approximately 92,800 customers, as compared to the approximately 118,900 total paid customer accounts as of December 31, 2017.

To the extent that Zendesk can determine that the underlying customers do not share common corporate information, Zendesk does not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of determining its dollar-based net expansion rate. While not material, Zendesk believes the failure to account for these activities would otherwise skew the dollar-based net expansion metrics associated with customers that maintain multiple paid customer accounts across its products and paid customer accounts associated with reseller and other similar channel arrangements.

Zendesk does not currently incorporate operating metrics associated with its analytics product or its Outbound product into its measurement of dollar-based net expansion rate.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk's periodic reports filed with the Securities and Exchange Commission.

Zendesk calculates its monthly recurring revenue represented by its churned customers on an annualized basis by dividing base revenue associated with paid customer accounts on Support that churn, either by termination of the subscription or failure to renew, during the annual period being measured, by Zendesk's base revenue. Zendesk's monthly recurring revenue represented by its churned customers excludes expansion or contraction associated with paid customer accounts on Support and the effect of upgrades or downgrades in subscription plan. The monthly recurring revenue represented by its churned customers is adjusted to exclude paid customer accounts that churned from the customer base used that share common corporate information with customer accounts that did not churn from the customer base during the annual period being measured. While not material, Zendesk believes the failure to make this adjustment could otherwise skew the monthly recurring revenue represented by its churned customers as a result of customers that maintain multiple paid customer accounts on Support.

Zendesk's percentage of monthly recurring revenue from Support that is generated by customers with 100 or more agents on Support is determined by dividing the monthly recurring revenue from Support for paid customer accounts with 100 or more agents on Support as of the measurement date by the monthly recurring revenue from Support for all paid customer accounts on Support as of the measurement date. Zendesk determines the customers with 100 or more agents on Support as of the measurement date based on the number of activated agents on Support at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information.

Zendesk determines the annualized value of a contract by annualizing the monthly recurring revenue for such contract.

Zendesk does not currently incorporate operating metrics associated with products other than Support into its measurement of monthly recurring revenue represented by its churned customers or the percentage of monthly recurring revenue from Support that is generated by customers with 100 or more agents on Support.

## Customer Metrics

| | December 31, 2016 | March 31, 2017 | June 30, 2017 | September 30, 2017 | December 31, 2017 |
|---|---|---|---|---|---|
| Paid customer accounts on Zendesk Support (approx.) | 50,800 | 54,900 | 57,800 | 61,200 | 64,100 |
| + Paid customer accounts on Zendesk Chat (approx.) | 41,300 | 44,000 | 45,300 | 46,600 | 47,000 |
| + Paid customer accounts on other Zendesk products (approx.) | 2,200 | 2,900 | 4,300 | 6,100 | 7,800 |
| = Approximate number of paid customer accounts | 94,300 | 101,800 | 107,400 | 113,900 | 118,900 |

## Geographic Information

Revenue by geography:

| | Q4'17 | FY'17 |
|---|---|---|
| United States | 53.2% | 53.3% |
| EMEA | 28.9% | 28.6% |
| Other | 17.9% | 18.1% |

**Source: Zendesk, Inc.**

**Contact:**

**Investor Contact**

Marc Cabi, +1 415-852-3877

ir@zendesk.com

**Media Contact**

Tian Lee, +1 415-231-0847

press@zendesk.com

Zendesk Shareholder Letter Q4 2017 - 23